                                                                  EXHIBIT (a)(9)

                                ARRIS GROUP, INC.

                       OPTION EXCHANGE CALCULATION EXAMPLE

         We are providing this information for illustration purposes only. In considering the information below, you should be mindful that the exchange offer involves risks, and there are no guarantees of our future stock performance. Each individual should carefully read and consider the information set forth in the Offer to Exchange, dated June 27, 2003, as amended by our Schedule TO-I filings with the Securities and Exchange Commission, including the description of the risks relating to our business and the risks specifically relating to the exchange offer.

         For purposes of the illustration below, we assume that you are exchanging in the Option Exchange Program the following options:

                                                                                          NUMBER OF
                                                                                      RESTRICTED SHARES
                OPTIONS GRANTED          EXERCISE PRICE        EXCHANGE RATIO             RECEIVED
              ---------------------     -----------------    --------------------    --------------------
                     5,000                  $ 10.20               3.00 to 1                 1,667
                     2,000                   $ 8.12               2.75 to 1                   727

         The value calculations in the following table assume that all options and all restricted shares have fully vested. The actual vesting schedule for the restricted shares is described in the Offer to Exchange.

         RELATIVE VALUE CALCULATIONS OF OPTIONS VERSUS RESTRICTED SHARES

                                              VALUE OF               VALUE OF
             CURRENT MARKET PRICE(1)         OPTIONS(2)        RESTRICTED SHARES(3)
            --------------------------    -----------------    ---------------------
                     $ 3.00                    $      0.00          $    7,182

                     $ 5.00                    $      0.00          $   11,970

                     $ 8.00                    $      0.00          $   19,152

                     $10.00                    $  3,760.00          $   23,940

                     $11.00                    $  9,760.00          $   26,334

                     $12.00                    $ 16,760.00          $   28,728

                     $13.00                    $ 23,760.00          $   31,112

                     $14.00                    $ 30,760.00          $   33,516

                     $15.00                    $ 37,760.00          $   35,910

                     $16.00                    $ 44,760.00          $   38,304

                     $20.00                    $ 72,760.00          $   47,880


(1)  Assumed current market price of a share of ARRIS Group common stock.
(2) The value of the options is calculated based on the total number of options multiplied by the current market price less the aggregate exercise price for the options.
(3) The value of the restricted shares is calculated based on the total number of restricted shares multiplied by the current market price.